EXHIBIT 10.58

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


H. Pete Smith (the "Executive") and Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Company") hereby enter into this First Amendment to the Employment Agreement between the Executive and the Company, dated as of November 25, 1996 and effective as of December 3, 1996 (the "Employment Agreement").

WHEREAS, the Executive serves as Chief Financial Officer of the Company; and

WHEREAS, the Executive and the Company entered into the Employment Agreement as of the date stated above; and

WHEREAS, Section 12.8 of the Employment Agreement provides that it may be amended only by an instrument in writing approved by the Company and signed by the Executive and the Company; and

WHEREAS, to encourage the Executive to relocate from Connecticut to Texas, the Executive and the Company desire to amend the Employment Agreement as described below, and the Company has obtained all necessary approvals of such amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Employment Agreement, it is agreed that, effective as of December 3, 1996 (being the "Effective Date," as defined in the Employment Agreement), a new paragraph is added to the end of Section 5.5 (I) of the Employment Agreement, to read as follows:

     "In addition, if the Executive is involuntarily terminated by the Company without Cause (including for this purpose the termination by the Executive of his employment with Good Reason other than pursuant to clause (g) or (h) of Section 5.4 (I)), or there occurs a change in control entitling the Executive to an immediate payout of his entire benefit under the Ultramar Corporation Supplemental Executive Retirement Plan (the "Ultramar SERP"), the Company will pay to the Executive, within thirty days after such event, the excess, if any, of:

(a) the lump sum payment to which the Executive would be entitled upon the occurrence of such event under the Diamond Shamrock R&M Supplemental Executive Retirement Plan (as in effect on the Effective Date, but taking into account any subsequent amendments thereto which do not decrease the amount of benefits or the right to receive benefits) (the "Diamond Shamrock SERP") if the Executive had participated therein immediately prior to and at all times following the Effective Date, but after substituting "fifty percent (50%)" for "sixty percent (60%)" in Section 6 (a) (I) of the Diamond Shamrock SERP; over

     (b) the lump sum payment actually made to the Executive under the Ultramar SERP;

     provided that if, at the time a lump sum payment becomes due to the Executive under the Ultramar SERP under the circumstances described in this paragraph, a lump sum payment would not otherwise be due the Executive under the Diamond Shamrock SERP if he participated therein. In that event an actuarial firm which generally performs services for the Company shall translate the accrued Diamond Shamrock SERP benefit at such time (as if the Executive participated therein) into an actuarially equivalent lump sum benefit, using actuarial assumptions then applicable to the Executive's benefit under the Ultramar SERP."

IN WITNESS WHEREOF, the parties have executed this First Amendment on the date indicated below, but effective as of the date described above.

AGREED:


/s/ H. PETE SMITH
    H. Pete Smith



ULTRAMAR DIAMOND SHAMROCK CORPORATION


By: /S/ ROGER R. HEMMINGHAUS
        Roger R. Hemminghaus
        Chief Executive Officer


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